EXHIBIT 11 -  Computation of Earnings Per Share



Item 6(a)
Exhibit 11
Computation of Earnings per Share
United Industrial Corporation and Subsidiaries


                                                 THREE MONTHS ENDED MARCH 31
                                                 ---------------------------
                                                    1996              1995
                                                 ---------           ------

Primary:

         Average shares outstanding             12,177,898         12,171,528
                                                ==========         ==========

         Net income                           $  1,431,000       $  1,140,000
                                              ============       ============

         Earnings per share                          $ .12              $ .09
                                                     =====              =====